Exhibit 77Q(2) for Form N-SAR - Annual Period Ended 12-31-
2006

First Trust/Aberdeen Global Opportunity Fund

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust/Aberdeen Global Opportunity Fund on
November 15, 2006 due to an administrative error.  Joseph
McDermott became Chief Compliance Officer of First Trust
Advisors L.P., investment manager of the First
Trust/Aberdeen Global Opportunity Fund, on July 10, 2006.